         DATED                  9 August                                1996
-------------------------------------------------------------------------------

                                    RECOIL PTY LTD

                                        -and-

                                     RECOIL INC.

                                       - and -

                                    ADVENT LIMITED

                                        -and-

                        AUSTRALIAN PACIFIC TECHNOLOGY LIMITED

                                        -and-

                      WESTERN PACIFIC INVESTMENT COMPANY LIMITED

                                        -and-

                                     MR B. PRICE

                                        -and-

                              B. PRICE HOLDINGS PTY LTD

                                        -and-

                                   LENARDE PTY LTD

                                        -and-

                               KAYNAR TECHNOLOGIES INC.

                                        -and-

                                       RCL PTY


         -------------------------------------------------------------------

                           AUSTRALIAN ASSET SALE AGREEMENT

         -------------------------------------------------------------------









I do hereby certify that this is a true and complete copy of the Australian Asset Sale Agreement of 148 pages.

                                       /s/ Tom Rowan 9/8/96


                                       Thomas J Rowan
                                       600 Bourke Street, MELBOURNE
                                       A Solicitor holding a current
                                       Practising Certificate under
                                       the Legal Profession Practice Act 1958.



                                     [LETTERHEAD]

                                        INDEX

CLAUSE                                                                      PAGE
------                                                                      ----
  NO.
  ---

1.       DEFINITIONS AND INTERPRETATION                                      2

2.       SALE OF BUSINESS ASSETS                                             13

3.       CONSIDERATION                                                       14

4.       CONDITIONS PRECEDENT                                                17

5.       STOCKTAKE                                                           19

6.       COMPLETION                                                          19

7.       ACCOUNTS, NET TANGIBLE ASSETS AND
         OTHER MATTERS                                                       23

8.       TRANSFERRING EMPLOYEES                                              25

9.       BUSINESS CONTRACTS AND TRANSFERRED
         LEASES                                                              26

9A.      BUSINESS CONTRACTS                                                  27

9B.      TRANSFERRED LEASES                                                  28

10.      BUSINESS LIABILITIES AND INDEMNITIES
         BY THE PURCHASER AND THE VENDORS                                    28

11.      CHANGE OF NAME                                                      30

12.      RESTRAINT                                                           30

13.      BOOK DEBTS                                                          32

14.      RIGHTS AND OBLIGATIONS PENDING
         COMPLETION                                                          33

15.      KAYNAR GUARANTEE AND INDEMNITY                                      34

16.      WARRANTIES                                                          36

17.      SUPERANNUATION                                                      39

18.      ACCESS TO BUSINESS RECORDS                                          39

19.      JOINT AND SEVERAL LIABILITY                                         39

20.      CONFIDENTIALITY                                                     39

21.      MOREN LITIGATION                                                    40

22.      GENERAL                                                             41

23.      ENVIRONMENTAL REPORT                                                44

                                     INDEX CONT'D


         SCHEDULE 1     -    Business Contracts

         SCHEDULE 2     -    Business Records

         SCHEDULE 3     -    Industrial and
                             Intellectual Property

         SCHEDULE 4     -    Plant & Equipment

         SCHEDULE 5     -    Subsidiaries and
                             Subsidiary Shares

         SCHEDULE 6     -    Transferring
                             Employees

         SCHEDULE 7     -    Transferred Leases

         SCHEDULE 8     -    Industrial and
                             Intellectual Property
                             Deed of Assignment

         SCHEDULE 9     -    ITES Loan

         SCHEDULE 10    -    Warranted Subsidiary
                             Matters

         SCHEDULE 11    -    Warranties and
                             Representations

         SCHEDULE 12    -    Due Diligence Disclosure

         SCHEDULE 13    -    Superannuation Funds

         SCHEDULE 14    -    Book Debt Deed of
                             Assignment and Notice

                                 ASSET SALE AGREEMENT


THIS AGREEMENT is made the 9th day of August 1996.

BETWEEN

    RECOIL PTY LTD ACN 006 664 731 of 20 Stamford Road, Oakleigh, Victoria ("the Company")

AND

    RECOIL INC of 1051 Third Avenue, SW, Indianapolis, Indiana, United States ("the US Subsidiary")

AND

    ADVENT LIMITED ACN 006 509 708 of 6th Floor, 410 Collins Street, Melbourne ("AL")

AND

    AUSTRALIAN PACIFIC TECHNOLOGY LIMITED ACN 006 212 764 of 6th Floor, 410 Collins Street, Melbourne ("APT")

AND

    WESTERN PACIFIC INVESTMENT COMPANY LIMITED ACN 006 254 502 of 6th Floor, 410 Collins Street, Melbourne ("WPI")

    (and AL, APT and WPI are called "the Advent Group")

AND

    MR B. PRICE of 59 Glyndon Road, Camberwell, Victoria ("Mr Price")

AND

    B. PRICE HOLDINGS PTY LTD ACN 073 779 352 of 59 Glyndon Road, Camberwell, Victoria ("BPH");

AND

    LENARDE PTY LTD 005 846 597 of 59 Glyndon Road, Camberwell, Victoria ("Lenarde")

    (and Mr Price, BPH and Lenarde are called "the Price Interests")

    (and the Advent Group, BPH and Lenarde are called "the Shareholder
    Vendors")

    (and the Company and the Shareholder Vendors are called "the Vendors")

AND

    KAYNAR TECHNOLOGIES INC. of 800 State College Boulevard, Fullerton, California, United States ("Kaynar")

AND

    RCL PTY ACN 073 750 428 of 20 Stamford Road, Oakleigh, Victoria ("the Purchaser")

WHEREAS:

1.  The Company:

    (a)  Employs the Business Assets in the Australian Business in Australia;
         and

    (b) On or before the Effective Date will sell, or otherwise transfer legal and beneficial interest in the Business Assets, other than the Book Debts, the ITES Loan, the Stock, the Subsidiary Shares and the Transferred Leases to the Shareholder Vendors; and

    (c) Will continue to own the Book Debts, ITES Loan, the Stock, Subsidiary Shares and Transferred Leases.

B. The US Subsidiary has employed the US Assets in the US Business in the United States of America.

C. The Vendors have agreed to sell to the Purchaser, and the Purchaser has agreed to purchase from the Vendors, all the Business Assets other than the Subsidiary Shares, upon and subject to the terms and conditions set out herein.

D. The Vendors have agreed to sell, and Kaynar has agreed to purchase (or nominate another to purchase), the Subsidiary Shares.

E. The US Subsidiary has agreed to sell, and Kaynar has agreed to purchase from the US Subsidiary, the US Business Assets upon the terms and conditions of the US Asset Sale Agreement.

NOW IT IS AGREED AS FOLLOWS:

1.  DEFINITIONS AND INTERPRETATION

1.1 In this Agreement, unless the context otherwise requires, the following terms have the following meanings:

    (a) "Accounts" means the consolidated audited balance sheet and the profit and loss statement and accompanying notes of the Company and its Subsidiaries at the Effective Date prepared in accordance with Australian Accounting Principles;

    (b)  "Australian Accounting Principles" means:

         (i) The applicable accounting standards and practices required by the Corporations Law;

         (ii) The accounting standards and practices issued by or on behalf of the Institute of Chartered Accountants in Australia or Australian Society of Certified Practising Accountants, and any successor to either of those bodies; and

         (iii) If there are no explicit accounting standards and practices, those generally accepted in Australia;

    (c) "Australian Business" means the business of manufacturing and selling helically wound threads and thread insert kits carried on by the Company in Australia, the assets of which will be owned by the Vendors in the manner described in the Recitals to this Agreement;

    (d) "Bank Charge" means the fixed and floating charge given by the Company to National Australia Bank Limited registered with the Australian Securities Commission and numbered 92103 securing a maximum liability of approximately $1,100,000;

    (e) "BBB Rate" means the rate expressed as a percentage per annum equal to the average of the bank bill buying rates which appear on the page designated as BBSW on the Reuters Monitor System or such other page as may replace the BBSW page or such other system for the purpose of displaying the bank bill buying rate for bills of exchange having a term of 90 days, at or about 10.30am on the day for determining the BBB Rate;

    (eA) "Book Debt Amount" means $1,410,291;

    (f) "Book Debts" means any debt due to the Company at the Effective Date or to become due to it at some future time on account of the Australian Business carried on by the Company at any time up to the Effective Date including any amounts owed to the Company by the Subsidiaries, other than the US Subsidiary;

    (h)  "Business Assets" means each of the:

          (i)   Book Debts;

         (ii)   Business Contracts;

        (iii)   Business Records;

         (iv)   Industrial and Intellectual Property;

          (v)   Licences;

         (vi)   Plant and Equipment;

        (vii)   Stationery and Supplies;

       (viii)   Stock;

         (ix)   Subsidiary Shares;

          (x)   Transferred Leases;

         and all other assets directly associated with and of benefit to the ongoing Australian Business, other than the Excluded Assets;

    (i) "Business Contracts" means each of the contracts entered into by the Company and others in the Australian Business including, without limitation, those more particularly described in Schedule 1, all of which are owned by the Vendors;

    (j) "Business Day" means any day on which the majority of banks carrying on business in the cities of Melbourne and Los Angeles are open for business;

    (k)  "Business Liabilities" means:

         (i) The actual liabilities of the Vendors relating to the Australian Business as at the Effective Date disclosed in the Accounts; and

         (ii) Any Claim of a Transferring Employee for or in respect of severance or termination of employment the subject of the indemnity from the Purchaser under clause 8.7,

         but excluding the Excluded Liabilities;

    (m) "Business Records" means each of the records of the Company including, without limitation, those more particularly described in Schedule 2, all of which are owned by the Vendors;

    (n) "Claim" means any claim or cause of action in contract, tort, under statute or otherwise;

    (o)  "Company's Auditor" means Bird Cameron Partners;

    (p) "Completion Date" means the first Business Day following the Effective Date or such other date as the parties may agree;

    (q) "Completion Statement" means the statements prepared in accordance with clause 7 as at the Effective Date and Retention Date, as the case may be;

    (qA) "Composite Purchase Price" means $14,700,000;

    (r) "Effective Date" means the date notified under clause 6.2 or such other date as the parties may agree;

    (s) "Encumbrance" means a mortgage, Claim, security interest, title defect, charge, pledge, lien, option, restriction as to transfer, use or possession, easement, subordination to any right of any other person, or other encumbrance, but does not include a lien arising as a matter of law or title retention in respect of Stock which lien or title retention will be discharged by payment of the Business Liabilities to be assumed by the Purchaser and includes the Bank Charge;

    (t)  "Excluded Assets" means each of the following assets of the Vendors:

         (i) Any amount owed by the US Subsidiary to the Company disclosed in the Accounts;

         (ii)  Any future income tax benefit of the Company;

         (iii) Any amount owed or paid by, or any consideration provided by, any of the:

              A. Shareholder Vendors to the Company in relation to the acquisition by them of the Business Assets including, but not limited to, the assumption by them of any Business Liabilities or any other liability of the Company; and

              B. Transferring Employees to the Company in relation to the exercise of any option over shares in the capital of the Company;

         (iv)  The shares in the French Subsidiary held by Recoil (Europe) Ltd;
               and

         (v) Any amount owed or paid to the Company and not disclosed in the Accounts;

    (u) "Excluded Liabilities" means each of the following liabilities of the Vendors and whether existing on, or after, the Effective Date and whether asserted or unasserted, liquidated or unliquidated, contingent or non-contingent:

         (i) Any cost and expense incurred by the Vendors and any liability of the Vendors arising in relation to:

              A.   This Agreement;

              B. The acquisition by the Shareholder Vendors of the Business Assets and the assumption by them of the Business Liabilities and any other liability of the Company;

              C.   The liquidation of the US Subsidiary;

              D. The French Subsidiary, including but not limited to any liability arising in relation to the liquidation of that company;

              E. The acquisition by the Company of any share or option over any share in its capital held by any of the Price Interests or any employee of the Company,

              including, but not limited to, the cost of the Company's Auditor of performing any function under clause 7, any legal fees, accountants' fees, tax advisers' fees, other consultants' fees, stamp duty and Taxes and whether of an income or capital nature or otherwise;

         (ii) Any liability of the Company to pay income taxes under the Income Tax Assessment Act 1936 (Commonwealth of Australia) and the US Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder;

        (iii) Any amount owed by the Company to Mr Paul Dowling or to AL, where AL has paid any such amount to Mr Dowling on the Company's behalf;

         (iv) Any amount owed by the Company to Mr Ken Jones in respect of the sale by the Vendors of the Business Assets to the Purchaser and Kaynar; and

         (v) Any liability not disclosed in the Accounts resulting from or under any employee benefit plan of the Company or the Subsidiaries, whether to current employees, former employees, retired employees or other persons entitled to receive payments under such plans or the beneficiaries of any of the foregoing;

         (vi) Subject to clause 21, any liability not disclosed in the Accounts with respect to Claims, investigations or arbitration or other litigation pending on the Effective Date or which arises on or after the Effective Date as a result of events occurring prior to the Effective Date;

        (vii) Subject to clause 8, any liability arising out of Claims by Transferring Employees which are not fully indemnified under indemnity compensation insurance pending on the Effective Date
              (or which arise after the Effective Date but are based on facts or circumstances occurring prior to the Effective Date), including but not limited to Claims for unpaid salary and wages, bonuses, violation of any industrial award or workplace or employment or collective agreement, unfair work practices, working condition, violation of equal opportunity or race discrimination legislation, Taxes, violation of workplace health and safety legislation or sick leave entitlements;

       (viii) Any liability arising from Claims brought by former employees of the Company who are not Transferring Employees;

         (ix) Any product liability Claims arising from or related to any product manufactured by the Company prior to the Effective Date, subject to the Purchaser maintaining product liability insurance at least equivalent to that maintained by the Vendors as at the Effective Date;

         (x) Any liability in respect of a violation or contravention by the Vendors or any of their directors or officers of any environmental law or any licences, approvals, consents, permission or permits issued under any environmental law;

         (xi) For the period from the Effective Date to:

              A. 31 July 2000, in the case of the property at 20 Stamford Road, Oakleigh, Victoria, 3166, Australia;

              B. 28 September 1997, in the case of the property at Unit 7, Fallings Park Industrial Estate, Park Lane, Wolverhampton, WV109QE, United Kingdom; and

              C. 30 April 1997, in the case of the property at Langestraat 103, B9300, Aalst, Belgium,

              any liability as a result of events occurring prior to the Effective Date in respect of any pollution, contamination or any hazardous or toxic spill, leak or discharge of whatever nature affecting those properties including any liability:

              D. Under any notice, direction or order issued by any government or semi-government body to clean up, decontaminate or take remedial action to make good under any environmental law;

              E. Arising from any Claim concerning property damage or personal injury or death;

              F. In respect of the generation, treatment, storage, release or disposal or any hazardous material; or

              G. As a result of the property listed in Part A of Schedule 7 being located on a landfill site,

              but excluding any liability as a result of subsidence on any of the properties referred to in this paragraph (xi);

        (xii) Any liability in connection with any violation or alleged violation of any law by the Vendors;

       (xiii) For a period of two years from the Completion Date, in respect of any Claims relating to the infringement by the Vendors of third party rights and the infringement of such rights by the Purchaser or Kaynar as a result of the use by the Purchaser or Kaynar of the Trademarks described in Schedule 3; and

        (xiv) Any other liability which is not a Business Liability;

    (vA) "French Subsidiary" means Recoil SARL;

    (v) "Industrial and Intellectual Property" means all industrial and intellectual property of the Australian Business, including, without limitation:

         (i) All patents and patent applications used in connection with the Australian Business, all of which are owned by the Vendors;

         (ii) All copyright, industrial designs, inventions, trade secrets, confidential information and knowhow and all other intellectual property used in connection with the Australian Business, all of which, registered or not, are owned by the Vendors; and

        (iii) All customer lists,

         and including all rights to use the Trademarks, research and development, and all of the goodwill of the Australian Business including the right for the Purchaser to represent itself as carrying on the Australian Business as the successor of the Vendors;

    (vA) "Initial Instalment" means the difference between:

         (i)  The Interim Purchase Price; and

         (ii) The sum of the Book Debt Amount and the Retention Amount;

    (vB) "Interim Purchase Price" means the difference between:

         (i)  $14,700,000; and

         (ii) The sum of the Subsidiary Share Price and the US Purchase Price;

    (w) "ITES Loan" means the loan made by The Australian Trade Commission to the Company under the International Trade Enhancement Scheme under an agreement of 17 March 1994, and which is owned by the Company;

    (wA) "Licences" means all licences, permits, consents and approvals from government and non-government bodies;

    (x) "Loss" means any damage, loss, cost, Claim, liability, charge, expense, diminution in value or deficiency of any kind or character (including loss of property or expected profit);

    (y)  "Net Assets of the Company" means the difference between:

         (i)  The total assets; and

         (ii) The total liabilities,

         of the Company and its Subsidiaries determined on a consolidated basis at the Effective Date, as if the transactions set out in recital A(b) had not taken place, in accordance with clause 7;

    (z) "Plant and Equipment" means all plant and equipment used in the Australian Business on the Effective Date including, without limitation and subject to clause 6.4, the plant and equipment described in Schedule 4, including all plant and equipment under construction, all of which is owned by the Vendors;

    (zA) "Purchase Price" means:

         (i) The sum of the Interim Purchase Price and the amount of that excess referred to in clause 3.5(a)(i); or

         (ii) The difference between the Interim Purchase Price and that amount referred to in clause 3.5(b)(i),

         (as the case may be);

    (aa) "Purchaser's Auditor" means Arthur Andersen;

   (aaA) "Purchaser's Stakeholder" means Corrs Chambers Westgarth, solicitors, of 600 Bourke Street, Melbourne;

    (bb) "R & D Grant" means the grant made by the Industry Research and Development Board to the Company under an agreement dated 4 February 1992;

   (bbA) "Retention Amount" means $1,000,000;

    (cc) "Retention Date" means the first Business Day which falls after 45 days after the Completion Date, or such other date as the parties may agree;

    (dd) "Stationery and Supplies" means all stationery and supplies used in the Australian Business on the Effective Date including, without limitation, advertising material, samples, catalogues, brochures, consumables, spare parts and tools all of which are owned by the Vendors;

    (ee) "Stock" means the stock used in the Australian Business on the Effective Date, including without limitation, stock in transit, raw materials, components, work in progress, finished goods, partly finished goods, spare parts, consumables, pallets and packaging material, all of which are owned by the Company;

    (ff) "Subsidiaries" means the companies described in Schedule 5 as such;

    (gg) "Subsidiary Shares" means the shares, described in Schedule 5, in the Subsidiaries, other than the US Subsidiary, all of which are owned by the Company;

    (ggA)"Subsidiary Shares Price" means the price paid by Kaynar for the purchase of the Subsidiary Shares, which amount will be the amount shown in Schedule 5;

    (hh) "Superannuation Funds" means the superannuation funds set out in
         Schedule 13;

   (hhA) "Tax" and "Taxes" means:

         (i) All taxes levied, imposed or assessed under the Income Tax Assessment Act 1936 (Commonwealth of Australia) or any other statute, ordinance or law, in Australia;

         (ii) All taxes levied, imposed or assessed under the tax legislation, or any other statute, ordinance or law in the United States of America, the United Kingdom, Belgium or elsewhere; and

        (iii) Taxes in the nature of sales tax, excise, consumption tax, value added tax, payroll tax, group tax, pay as you earn tax, superannuation contributions, workers' compensation contributions, social security, pension fund and other obligatory contributions undistributed profits tax, fringe benefits tax, recoupment tax, withholding tax, land tax, water rates, municipal rates, stamp duties, gift duties or other foreign, national, state, territorial, Commonwealth, local or municipal taxes, charges or impositions levied, imposed or collected by any government body in Australia, the United States of America, the United Kingdom, Belgium, or elsewhere, together with any additional tax, interest, penalty, charge, fee or other amount of any kind assessed, charged or imposed and any loss in connection with the determination, settlement or litigation of any Tax liability;

    (ii) "Trademarks" means all of the trademarks of the Australian Business including, without limitation:

         (i) Each and every trademark which is registered or for which an application is pending;

         (ii) Such unregistered rights as may exist through use, including trademarks, trade dress, brand names, logos and other names and slogans embodying goodwill associated with any product; and

        (iii) Any goodwill incidental to such trademark used by or on behalf of the Vendors in relation to the Australian Business including, without limitation, the trademarks described in Schedule 3;

    (jj) "Transferred Leases" means the leases of the real property described in Part A of Schedule 7 and chattels described in Part B of Schedule 7 entered into by the Company and others and which are owned by the Company;

    (kk) "Transferring Employees" means, subject to clause 6.4, the persons more particularly described in Schedule 6;

    (ll) "US Asset Sale Agreement" means the agreement between Kaynar and the US Subsidiary bearing or intended to bear even date, relating to the sale by the US Subsidiary to Kaynar of the US Assets.

    (mm) "US Assets" means the assets to be sold by the US Subsidiary to Kaynar under the US Asset Sale Agreement;

    (nn) "US Business" means the business of selling helically wound thread and thread insert kits carried on by the US Subsidiary in the United States of America; and

    (oo) "US Purchase Price" means the amount to be paid to the US Subsidiary by Kaynar under the US Asset Sale Agreement being $1,875,000.

    (pp) "Vendor's Stakeholder" means Norton Smith Gledhill, solicitors, of level 23, 459 Collins Street, Melbourne.

1.2 In this Agreement, unless the context otherwise requires:

    (a)  Words importing one gender shall include the other and neuter genders;

    (b)  Persons shall include corporations and vice versa;

    (c)  The singular number shall include the plural number and vice versa;

    (d) A reference to any statute or regulation or other law includes a reference to that statute, regulation or other law as modified, amended, or re-enacted from time to time, and any reference to any provision thereof is to that provision as so modified, amended or re-enacted; and

    (e) A reference to $ or dollars is a reference to the lawful currency of Australia.

1.3 Headings used herein are inserted for ease of reference and shall not affect in any way the meaning of this Agreement.

1.4 References to clauses, sub-clauses and paragraphs are references to clauses, sub-clauses and paragraphs of this Agreement and a reference to this Agreement includes the Schedules to this Agreement.

1.5 In this Agreement, unless the contrary intention requires, references to the ownership sale, receipt of payment for or any other treatment of the Business Assets by the Vendors shall be construed as if the Business Assets are owned by the Vendors in the manner described in Recital A to this Agreement.

2.  SALE OF BUSINESS ASSETS

2.1 On the Completion Date, but with effect from the Effective Date:

    (a) The Vendors, as legal and beneficial owners of the Business Assets respectively owned by them as described in this Agreement, hereby sell, assign and transfer, free from all Encumbrances:

         (i) The Business Assets, other than the Subsidiary Shares, to the Purchaser; and

         (ii) The Subsidiary Shares to Kaynar or its nominee; and

    (b) The Purchaser hereby purchases and has assigned and transferred from the Vendors the Business Assets, other than the Subsidiary Shares, respectively owned by them; and

    (c) Kaynar hereby purchases and has assigned and transferred from the Company the Subsidiary Shares,

    upon and subject to the terms and conditions of this Agreement, it being the intention of the parties that the Purchaser shall become the legal and beneficial owner of the Business Assets other than the Subsidiary Shares and Kaynar or its nominee shall become the legal and beneficial owner of the Subsidiary Shares, in each case on and from the Effective Date, and be entitled to the rights and obligations in relation to the Business Assets from the Effective Date.

2.2 Kaynar shall have the right two (2) Business Days before the Completion Date to nominate to the Company in writing a person other than itself as the purchaser of all or any of the Subsidiary Shares under this Agreement, and the person so nominated may purchase the Subsidiary Shares on the terms and conditions of this Agreement.

2.3 The liability of Kaynar to pay the amount due under this Agreement for the sale and purchase of the Subsidiary Shares shall not in any way be affected by the exercise of its right to nominate some other person to purchase the Subsidiary Shares.

3.  CONSIDERATION

3.1 The consideration for the sale and purchase of the Business Assets shall be the:

    (a) Assumption by the Purchaser of the Business Liabilities on the Completion Date but with effect from the Effective Date;

    (b)  Payment by the Purchaser of the Purchase Price under this clause 3;
         and

    (c)  Payment by Kaynar of the Subsidiary Shares Price under this clause 3.

3.2 The Purchase Price shall be applied as follows:

    (a) Book Debts, the face value of the Book Debts shown in the Accounts less all proper provisions in the Accounts for bad and doubtful debts;

    (b)  Business Records, $1.00;

    (c)  Plant and Equipment, $3,600,000;

    (d)  Stock, the amount determined under clause 5;

    (e)  Stationery and Supplies, $1.00;

    (f)  Transferred Leases, $1.00;

    (g)  Licences and all other Business Assets, $1.00; and

    (h) Business Contracts and Industrial and Intellectual Property, the balance,

    and the Vendors, Kaynar and the Purchaser each agree to file U.S. Internal Revenue Service Form 8594, and all federal, state, local and foreign tax returns, in accordance with the above calculation and allocation of the Purchase Price.

3.3 (a) On the Completion Date the Purchaser shall pay the Interim Purchase Price by paying on that date the:

         (i)  A.  Book Debt Amount; and

              B.  Retention Amount,

         to the Purchaser's Stakeholder, to be held in an interest bearing trust account for the benefit of the Purchaser and the Vendors and to be paid in accordance with this Agreement, and

         (ii) The Initial Instalment to the Vendors' Stakeholder.

    (b) The Purchaser shall, not later than eighteen (18) days after the Completion Date, procure the Purchaser's Stakeholder to pay the Book Debt Amount and any interest earned on the Book Debt Amount to the Vendors' Stakeholder.

    (c) The Composite Purchase Price shall be adjusted, and any amounts payable under clause 3.5 (including interest earned on the Retention Amount) which are held by the Purchaser's Stakeholder shall be paid in accordance with clause 3.5 and as follows, if the amount due under clause 3.5 is:

         (i) Agreed under clause 7 before the Retention Date, the Purchaser shall procure the Purchaser's Stakeholder to pay the amount no later than the Retention Date;

         (ii) Not agreed under clause 7 before the Retention Date, the Purchaser shall:

              A. Procure the Purchaser's Stakeholder to pay the amount which is not in dispute under clause 7 no later than the Retention Date; and

              B. Procure the Purchaser's Stakeholder to continue to hold any amount in dispute under clause 7 until the dispute is resolved by the independent chartered accountant appointed under clause 7.4. Upon resolution of the dispute by the independent chartered accountant, the Purchaser shall procure the Purchaser's Stakeholder to forthwith pay the amounts in accordance with the independent chartered accountant's determination.

3.4 Kaynar shall pay the Subsidiary Shares Price to the Vendors' Stakeholder on the Completion Date.

3.5 If the Net Assets of the Company:

    (a)  Exceed $3,697,368 by more than $100,000:

         (i) The Composite Purchase Price shall be adjusted by increasing the Interim Purchase Price by the amount by which the Net Assets of the Company exceed $3,697,368; ("that excess"); and

         (ii) The Purchaser shall pay that excess and procure that the Purchaser's Stakeholder pay the Retention Amount, and any interest accrued on the Retention Amount, to the Vendors' Stakeholder; or

    (b)  Are less than $3,697,368 by more than $100,000:

         (i) The Composite Purchase Price shall be adjusted by reducing the Interim Purchase Price by the amount by which the Net Assets of the Company is less than $3,697,368 ("that amount"); and

         (ii) If that amount is less than the Retention Amount:

              A. The Purchaser shall procure that the Purchaser's Stakeholder pay the difference between the Retention Amount and that amount ("the net amount") and any interest accrued on the net amount to the Vendors' Stakeholder; and

              B. The Purchaser shall be entitled to the balance of the Retention Amount and any interest accrued on that balance; and

        (iii) If that amount is greater than or equal to the Retention Amount:

              A. The Vendors shall, on the Retention Date, pay the difference between that amount and the Retention Amount to the Purchaser and any interest accrued on that amount; and

              B. The Purchaser shall be entitled to the Retention Amount and any interest accrued on the Retention Amount; or

    (c)  Are within $100,000 of $3,697,368:

         (i) The Composite Purchase Price shall not be adjusted and the Interim Purchase Price shall not be increased or reduced; and

          (ii) The Purchaser shall procure that the Purchaser's Stakeholder pay the Retention Amount to the Vendors' Stakeholder.

 3.6 For the purpose of clarity, the parties agree that the amount paid by the Purchaser to the Vendors under paragraph (i) of clause 3.2 shall be increased by the amount of that excess, or decreased by the amount of that amount, and the increase or decrease shall be wholly applied to Industrial and Intellectual Property.

 3.7 The Purchaser and Kaynar shall pay the Vendors the Purchase Price, and any other amount due under this clause 3, by cheques drawn on a bank (as defined by the Banking Act (C'th)).

 3.8 All amounts to be calculated and paid in accordance with this clause 3 shall be rounded down to the nearest whole dollar.

 3.9 All adjustments under clause 3.5 shall be certified in accordance with clause 7.

3.10 Each of the Vendors appoints the Vendors' Stakeholder their agent for the receipt of all payments made by the Purchaser and Kaynar under this Agreement.

3.11 All payments to be paid by the Purchaser and Kaynar under this Agreement shall be made to the Vendors' Stakeholder on behalf of the Vendors and the receipt of the payments by the Vendors' Stakeholder shall discharge the obligations of the Purchaser and Kaynar with respect to those payments, and neither the Purchaser nor Kaynar shall be obliged to see the application of any payments made to the Vendors' Stakeholder.

4.   CONDITIONS PRECEDENT

4.1 This Agreement is conditional upon the satisfaction on or prior to the Completion Date of the conditions precedent that on or prior to the Completion Date:

     (a) Pursuant to the Foreign Acquisitions and Takeovers Act (1975), the Treasurer of the Commonwealth of Australia consents to the proposed acquisition of the Business Assets, and the Treasurer shall be deemed to have so consented:

          (i) If a notice is issued pursuant to Section 26(1)(b)(ii) of the Foreign Takeovers Act, stating that the Commonwealth Government does not object to the proposed acquisition; or

         (ii) If notice of the proposed acquisition, having been given to the Treasurer pursuant to Section 25 or Section 26 of the Foreign Takeovers Act, the Treasurer is, by reason of lapse of time, not empowered to make any order under Part II of the Foreign Takeovers Act in relation to the proposed transfer or the proposed issue;

    (b) The Industry Research and Development Board approves the sale and purchase under this Agreement of the Industrial and Intellectual Property the subject of the R & D Grant;

    (c) The Australian Trade Commission and the Company execute the deed of novation set out in Schedule 9;

    (d) General Electric Capital Corporation consents unconditionally in writing to the purchase of the Business Assets by the Purchaser hereunder;

    (e) The Advent Group becomes related to the Company (within the meaning of Section 160G of the Income Tax Assessment Act 1936) on or prior to the Effective Date;

    (f)  Kaynar and the US Subsidiary:

         (i)  Execute the US Asset Sale Agreement; and

         (ii) Complete the sale and purchase under the US Asset Sale Agreement in accordance with its terms;

    (g) The Purchaser obtains the consent of the lessor under the lease of the real property described in Part A of Schedule 7 to the assignment of that lease to the Purchaser and of any mortgagee of that real property;

    (h) There has not been any material adverse change to the financial condition of the Australian Business since the date of execution of this Agreement; and

    (i) The Purchaser and Kaynar have completed to their satisfaction a due diligence investigation of the Business Assets and the Business Liabilities.

4.2 The parties shall take such practical steps and use best endeavours as may be within their respective powers to enable the conditions precedent set out in clause 4.1 to be fulfilled on or prior to the Completion Date.

4.3 Subject to clause 4.4, if the conditions precedent set out in clause 4.1 are not fulfilled as at 15 August 1996, or such other date as the parties may agree, then any party may, at any time after that date by written notice to the others, give two (2) Business Days notice of intention to terminate this Agreement, and if the conditions precedent are not fulfilled as at the expiration of that notice, or, if no notice is given within that two (2) Business Day period, no party shall be under any obligation to any other party under this Agreement other than in respect of any antecedent breach.

4.4 A party may not terminate this Agreement if it relies on the non-fulfilment of any condition in respect of which it is in breach of its obligation under clause 4.2.

4.5 The conditions precedent set out in clause 4.1 have been included for the benefit of each party to this Agreement, and the conditions precedent may only be waived in whole or in part with the consent of each of the parties.

5.  STOCKTAKE

5.1 For the purposes of determining the amount of the Purchase Price to be applied to Stock, under clause 3.2, the Company shall determine the value of Stock not more than seven (7) days after the Completion Date in accordance with this clause 5.

5.2 All Stock shall be valued at the lower of cost and net realisable value, and costs are to be assigned on a first in first out basis and include direct materials, direct labour and an appropriate portion of variable and fixed overhead expenses.

5.3 Any dispute as to the quantity or value of Stock shall be determined at the request of either the Company or the Purchaser in accordance with clause 7.

6.  COMPLETION

6.1 Completion of the sale and purchase of the Business Assets shall take place on the Completion Date at the office of the Vendors' solicitors, Norton Smith Gledhill, Level 23, 459 Collins Street, Melbourne, Victoria, or at such other place as the parties may agree, at which time all the Vendors' right, title and interest in and to the Business Assets shall pass to the Purchaser. The Vendors, until completion of the sale and purchase of the Business Assets, remain the owners of and bear all risks in connection with the Business Assets. On the Completion Date the risk in the Business Assets passes to the Purchaser.

6.2 Any party may give to the other parties written notice specifying the Effective Date which shall be a date not less than two (2) Business Days after the date that the written notice is given.

6.3 The Vendors shall, at completion, and subject to clause 6.5, deliver to the Purchaser and Kaynar or its nominee (as the case may be), and they shall accept delivery of:

    (a)  The Business Assets and title to them;

    (b) All deeds, instruments of transfer and other documents, notices, certificates and consents (in a form satisfactory to the Purchaser) reasonably necessary to effect the transfer of the legal and beneficial ownership of the Business Assets free of all Encumbrances to the Purchaser and Kaynar or its nominee (as the case may be), including:

         (i) Assignments or novations of the Transferred Leases, together with all appropriate consents;

         (ii) A deed of assignment in the form set out in Schedule 8 of all Industrial and Intellectual Property;

        (iii) A deed of novation of the ITES Loan in the form set out in
              Schedule 9;

         (iv) A release of the Bank Charge;

         (v) If necessary, to enable transfer of registration of any motor vehicle to the Purchaser, duly executed notices of disposition of all motor vehicles and certificates of roadworthiness for those motor vehicles;

         (vi) Written consent by the Company to the registration by the Purchaser of the company name "Recoil Pty Ltd" together with a Companies Form 410 effecting the reservation of that company name in the name of the Purchaser; and

        (vii) A deed of assignment of the Book Debts and notice of intention to register the assignment in the form set out in Schedule 14;

    (c) All share certificates issued by the Subsidiaries, excluding the US Subsidiary, for the Subsidiary Shares together with duly executed instruments of transfer in registrable form in accordance with the laws applicable to the relevant Subsidiary (save for the payment of any applicable stamp duty) in favour of Kaynar or any nominee of it (as transferee) from the Company (as transferors);

    (d) All consents in a form reasonably acceptable to the Purchaser to the assumption of the Business Liabilities by the Purchaser under this Agreement;

    (e) The written resignation of such of the existing directors, secretary and public officer of the Company and the Subsidiaries as the Purchaser shall, by written notice given to the Vendors seven (7) days prior to the Completion Date, require to resign, and an acknowledgment in such form as the Purchaser may reasonably require from each such director, secretary and public officer that he has no claim of any nature against those Subsidiaries, whether in respect of salary, fees, compensation for loss of office, loans or otherwise, which has not been disclosed to the Purchaser;

    (f) Evidence of the repayment by Rudbar Pty Ltd ACN 006 126 110 of the loan of $71,328 made to Rudbar Pty Ltd by the Company;

    (g) The certificate of incorporation, common seal (and any duplicate or official seal), memorandum and articles of association, register of members, register of directors and secretaries, register of charges, minute books of the directors' and shareholders' meetings and all other statutory registers and records of the Subsidiaries, other than the US Subsidiary, all in proper order and condition and fully entered up and otherwise complying with all legal requirements;

    (h) All other books, documents and records of the Subsidiaries, other than the US Subsidiary, including any documents of title, all in proper order;

    (i) A power of attorney executed by the Company and Mr Price appointing Kaynar or its nominee (as the case may be) their attorney for the purpose of receiving notices and attending general meetings of the Subsidiaries (other than the US Subsidiary) until such time as Kaynar or its nominee is registered as a shareholder of the relevant subsidiary;

    (j) Written opinions in a form approved by General Electric Capital Corporation from the legal advisers to the Vendors, the Purchaser and Kaynar, and the Vendors shall sign such transfers and other forms as are produced to them by the Purchaser as are required to transfer the existing services of the Australian Business, including telephone, facsimile, electricity and gas to the Purchaser.

6.4 The Vendors shall, at completion, deliver to the Purchaser written notice of any:

    (a) Items of Plant and Equipment listed in Schedule 4 which have then been disposed of;

    (b) Items of Plant and Equipment which are then additional to the Plant and Equipment listed in Schedule 4;

    (c) Business Contracts listed in Schedule 1 which have then been terminated;

    (d) Business Contracts which are additional to the Business Contracts listed in Schedule 1;

    (e) Transferred Leases listed in Schedule 7 which have then been terminated;

    (f) Transferred Leases which are additional to the Transferred Leases listed in Schedule 7;

    (g) Transferring Employees who are then no longer employees of the Company; and

    (h) Any additional persons not listed as Transferring Employees who have become employees of the Company,

     and any such item of Plant and Equipment, Business Contract and Transferred Lease shall be taken to be excluded or included (as the case may be) in Schedules 4, 1 and 7 (as the case may be), and any such person shall be taken to not be or to be (as the case may be) a Transferring Employee.

6.5A For the purpose of clarity the parties acknowledge and agree that if the Vendors give notice under clause 6.4 the giving of that notice shall be taken for the purposes of clause 16.4 to make the Purchaser aware of a matter which arises after the date of this Agreement and is inconsistent with a warranty or representation made elsewhere in this Agreement by the Vendors, and the Purchaser shall be entitled to the rights given by that clause 16.4.

6.5  The Purchaser shall, at completion:

    (a) Pay out, and otherwise satisfy the requirements for the release of, the Bank Charge; and

    (b) Deliver to the Vendors copies of the consents and approvals referred to in paragraphs (a), (b), (d) and (g) of clause 4.1.

6.6 A member of the Advent Group shall at completion deliver to the Purchaser a letter stating that the condition precedent set out in paragraph (e) of clause 4.1 is satisfied as at the Effective Date.

6.7 The Vendors shall, at or prior to completion, cause the following meetings to be held:

    (a) A meeting of the shareholders of the Company at which the shareholders will approve and consent to the transactions contemplated by this Agreement and the US Asset Sale Agreement;

    (b) A meeting of the directors of Recoil (Europe) Ltd at which the directors will approve and consent to the transfer of shares from the Company to Kaynar or its nominee and, subject to payment of any stamp duty, approve the registration of that transfer in the register of members of Recoil (Europe) Ltd;

    (c) A meeting of the directors of the Company at which the directors will authorise Kenneth David Jones to act for and on behalf of that company to execute a Belgian share sale agreement;

    (d) A meeting of the shareholders of Recoil Marketing BVBA at which the shareholders will unanimously decide to transfer their shares in Recoil Marketing BVBA.

6.8 The obligations of the parties in relation to completion are interdependent so that the Purchaser is not obliged to complete the purchase of the Australian Business unless the purchase of all of the Business Assets and US Assets are completed simultaneously, and all actions at completion take place simultaneously and no delivery or payment is to be taken to have been made until all deliveries and payment have been made.

7.  ACCOUNTS, NET TANGIBLE ASSETS AND OTHER MATTERS

7.1 The Company shall, within thirty (30) days of the Completion Date:

    (a)  Prepare and provide to the Purchaser the Accounts, which shall be:

         (i) Prepared in accordance with Australian Accounting Principles consistently with past practices of the Company; and

         (ii) Audited by the Company's Auditor at the cost of the Company,

         and the Purchaser's Auditor shall be entitled at the cost of the Purchaser to audit the Accounts;

    (b) Determine the Net Assets of the Company in accordance with clause 7.3, and provide a copy of that determination to the Purchaser, certified by the Company's Auditor; and

    (c) Prepare and provide to the Purchaser the Completion Statement, certified by the Company's Auditor, which shall show the:

         (i)  Amount and method of calculating the Purchase Price; and

         (ii) Amount of any adjustment to the Composite Purchase Price and the increase or decrease of the Interim Purchase Price due to the Vendors, or the Purchaser, under clause 3.5;

        (iii) Allocation of the Purchase Price to the Business Assets; and

         (iv) Any interest due to the Vendors, and the Purchaser, under clause 3.5.

7.2 The Purchaser shall, within seven (7) days of receiving the last of the matters under clause 7.1, notify the Vendors whether or not they accept, or do not accept, any of them, and if:

    (a) The Purchaser accepts all of them, they shall be conclusive of all relevant matters to be determined under this Agreement; and

    (b) The Purchaser does not accept any of them, those that are not accepted shall, subject to clause 7.4, be agreed to by the Company's Auditor and the Purchaser's Auditor within seven (7) days of the expiration of the first mentioned seven (7) day period.

7.3 In determining the Net Assets of the Company, the Company's Auditor shall make the following adjustments to the Accounts:

    (a) Any Excluded Assets in existence as of, or after, the Effective Date, other than the Excluded Assets referred to in paragraphs (i) and (iv) of the definition of Excluded Assets in clause 1.1 and one half of the value of the Excluded Asset referred to in paragraph (ii) of the definition of Excluded Assets inc clause 1.1 disclosed in the Accounts, shall be excluded; and

    (b) The only liabilities that shall be taken into account will be those disclosed in the Accounts in existence as of, or after the Effective Date, but the Excluded Liabilities referred to in paragraph (ii) of the definition of Excluded Liabilities in clause 1.1, shall be excluded.

7.4 The determination of any matter in respect of which the Vendors and the Purchaser, or the Company's Auditor and the Purchaser's Auditor, are unable to agree under all or any of clauses 3, 5 and this clause 7, shall be referred at the request of the Vendors or the Purchaser to an independent chartered accountant agreed to by them, and failing agreement within two
    (2) Business Days of a request being made therefor, by an independent chartered accountant nominated by the President for the time being of the Victorian Chapter of the Institute of Chartered Accountants in Australia or the successor of that body who shall in any case be appointed on terms that he shall make his determination within fourteen (14) days of his appointment.

7.5 The independent chartered accountant shall act as an expert and not as an arbitrator, the costs of making any determination shall be borne by the Vendors, on the one hand, and the Purchaser, on the other hand, equally.

7.6 Any determination made by the independent chartered accountant shall be binding on the parties.

7.7 The parties shall use their best endeavours to procure the independent chartered accountant to make his determination within fourteen (14) days of his appointment.

8.  TRANSFERRING EMPLOYEES

8.1 The Purchaser shall, on or before the Completion Date, offer to each of the Transferring Employees employment with the Purchaser on terms as to salary and financial benefits no less favourable than the terms under which each is employed by the Company in conducting the Australian Business on the Effective Date being the terms disclosed to the Purchaser prior to the date of this Agreement.

8.2 The Purchaser covenants with the Company that in respect of all Transferring Employees the Purchaser shall:

    (a) Abide by the terms and conditions of the offer of employment made under clause 8.1; and

    (b) Indemnify the Company for any Loss suffered or incurred by it and any Claim made against it in respect of all Transferring Employees:

         (i) Occasioned by the Purchaser's failure to observe those terms and conditions of employment; and

         (ii) Subject to clause 8.4, who do not accept those terms and conditions.

8.3 Each of the Vendors and the Purchaser shall use its best endeavours to encourage all Transferring Employees to accept the offers made by the Purchaser under clause 8.1.

8.4 The Company shall pay on the Completion Date all Transferring Employees who do not accept the offer of employment made under clause 8.1, all amounts due and owing to them in respect of accrued salary or wages, holiday pay and long service leave pay, but not any Claim for or in respect of severance or termination of employment.

8.5 The Vendors shall pay, and indemnify the Purchaser in respect of, any Claim for workers' compensation not covered by indemnity compensation insurance, any violation of any relevant employment laws and any common law Claim arising from any injury with respect to any employees of the Company but not any Claim for or in respect of severance or termination of employment of a Transferring Employee.

8.6 The Company shall, on the Completion Date release all Transferring Employees employed by it from employment by it.

8.7 On and from the Effective Date the Purchaser shall, subject to clause 8.4:

    (a) Pay all Transferring Employees all amounts due to them on and from the Effective Date as and when they fall due; and

    (b) Indemnify the Company against any liability for any Claim for any amount due to or accrued by all employees who accept the offer in clause 8.1 on or after the Effective Date,

    and whether the amount or liability accrued prior to the Effective Date, it being the intention of the parties that the Purchaser shall be responsible for and pay all amounts disclosed in the Accounts as accrued but not then due to employees on the Effective Date for salary or wages, holiday pay and long service leave pay and other severance or termination pay (whether or not disclosed in the Accounts) other than that to be paid by the Company under clause 8.4.

9.  BUSINESS CONTRACTS AND TRANSFERRED LEASES

9.1 With effect on and from the Effective Date, the Purchaser assumes responsibility for the performance of:

    (a)  The Business Contracts; and

    (b)  The Transferred Leases,

     ("all agreements") and agrees to indemnify and save harmless the Vendors on and from the Effective Date from all Claims and Losses relating to all agreements arising from matters or things done or omitted to be done on or from the Effective Date.

9.2 The Purchaser shall be entitled, on and from the Effective Date, to the rights and benefits arising under or in relation to all agreements.

9.3 The Vendors agree to indemnify and hold harmless the Purchaser on and from the Effective Date, from all Claims and Loss relating to all agreements entered into by them arising from matters or things done, or omitted to be done, at any time up to and including the day before the Effective Date and not included in the definition of Business Liabilities.


9A. BUSINESS CONTRACTS

9A.1 The Vendors shall novate or assign to the Purchaser each and every Business
     Contract,with effect from the Effective Date. If any other party to any Business Contract objects to such assignment or novation the Purchaser may elect for the provisions of clause 9A.2 to apply.

9A.2 The Vendors undertake to the Purchaser, in the situation where any third party to a Business Contract objects to or refuses to consent to an assignment or novation of a Business Contract to:

    (a) Duly perform the contract with the assistance of such employees and materials of the Purchaser which the Purchaser shall make available as and when necessary at no expense to the Vendors;

    (b) Delegate management to the Purchaser if it is reasonably possible to do so;

    (c) Enforce the contract against the other party or parties to the relevant Business Contract in such a manner as the Purchaser may direct from time to time, at no expense to the Vendors;

    (d) Not agree to any amendment to the Business Contract or waiver of the Vendors' rights under the relevant Business Contracts without the prior written consent of the Purchaser; and

    (e) Pay to the Purchaser forthwith all moneys received by the Vendors for goods and services supplied by the

         Vendors in respect of the performance by them of the relevant Business Contracts.

9B.  TRANSFERRED LEASES

9B.1 The Company shall novate or assign (with the written consent of each of the lessors) the Transferred Leases to the Purchaser with effect from the Effective Date.

9B.2 If any of the Transferred Leases have not been effectively assigned or novated to the Purchaser at completion the Purchaser may require that the Vendors at their own cost (save in respect of stamp duty, registration fees and the Purchaser's legal costs) take such action as may be reasonably necessary to procure the assignment or novation of such Transferred Leases to the Purchaser on terms which are not materially adversely different from those in force at the date of execution of this Agreement.

9B.3 The Vendors indemnify the Purchaser on demand in respect of any stamp duty including, without limitation, fines and penalties due but unpaid in respect of any of the Transferred Leases as at the Completion Date.

10.  BUSINESS LIABILITIES AND INDEMNITIES BY THE PURCHASER AND THE VENDORS

10.1 Subject to clause 10.2 the Purchaser covenants to indemnify and keep indemnified the Vendors:

    (a) From all Claims and Losses brought or made against the Vendors in connection with the use of the Business Assets on and from the Effective Date that arise on or after the Effective Date; and

    (b) In respect of the Business Liabilities, and the Purchaser covenants to pay all of the Business Liabilities as and when they fall due.

10.2 Subject to clauses 8.7, 10.2A and 10.2B, the Vendors indemnify the Purchaser and Kaynar in respect of all Losses and Claims which either or both:

    (a) Are incurred in connection with the use of the Business Assets prior to the Effective Date; or

    (b)  Relate to the Excluded Liabilities,

     and are not Business Liabilities PROVIDED HOWEVER THAT in the case of an Excluded Liability of the kind referred to in paragraph (xiii) of the definition of Excluded

        Liabilities in clause 1.1, the Vendors shall not be required to indemnify the Purchaser and Kaynar under this clause 10.2 if the Purchaser and Kaynar:

        (c) During the two year period referred to in paragraph (xiii) of the definition of Excluded Liabilities in clause 1.1, have failed to take reasonable steps as a result of which the Trademarks described in schedule 3 may be declared void, voidable, invalid or subject to removal or expungement; and

        (d) Have not taken all reasonable steps to mitigate all Loss arising as a result of any Claim of the kind referred to in paragraph (xiii) of the definition of Excluded Liabilities in clause 1.1.

10.2A The Vendors shall not be required to indemnify the Purchaser or Kaynar under clause 10.2 for any Claim or Loss where the amount of the liability for all Vendors in aggregate in respect of all Claims and Losses is more than the difference between $13,700,000 and the US Purchase Price.

10.2B   Neither the Purchaser nor Kaynar shall bring any action under clause
        10.2 in respect of any Claim or Loss unless the aggregate amount of all Claims and Losses incurred by them exceeds $100,000 and the Vendors shall only be liable to the Purchaser or Kaynar in respect of the Claim or Loss to the extent that the aggregate amount of all Claims and Losses exceeds $100,000.

10.3 The Vendors hereby indemnify and hold harmless the Purchaser and Kaynar in respect of any Claim or Loss made against the Purchaser or Kaynar in respect of the sale or provision of Stock by the Purchaser and Kaynar or the Subsidiaries on or after the Effective Date.

10.4    If the Purchaser or the Vendors are seeking indemnification
        (the party seeking indemnification to be referred to as the "Indemnified Party") and desires to make a Claim against the other party or parties for indemnification (the "Indemnifying Party") under this clause 10, the Indemnified Party shall, within thirty
        (30) days after the Indemnified Party becomes aware of a Claim by notice or knowledge, notify the Indemnifying Party in writing of any Claim or demand as to which the Indemnified Party is entitled to claim indemnification, the clause under this Agreement with respect to which such Claim is being made and, to the extent known, the amount and circumstances surrounding such Claim. In the event that Claim is a third party Claim against an Indemnified Party or involves a Claim by or liability involving a governmental authority, the Indemnifying Party shall have the right to employ counsel of its choice to defend any such Claim or demand PROVIDED HOWEVER THAT:

       (a) The Indemnified Party is kept fully informed of all developments and is furnished copies of all relevant papers;

       (b)  The Indemnifying Party diligently prosecutes the defence; and

       (c) The Indemnified Party shall have the right to participate, at its own undertaking and through counsel selected by it, in the defence of any such Claim. If the conditions of the foregoing proviso are not met, or the Indemnifying Party chooses not to control the defence, the Indemnified Party shall assume and control the defence of such third party Claim or suit at the expense of the Indemnifying Party. The Indemnifying Party, or, if the conditions to the foregoing proviso are not met, the Indemnified Party, shall have the right to pay, compromise or settle any such third party Claim with the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

10.5 Unless otherwise provided in this Agreement, each indemnity under this Agreement continues indefinitely and the party to whom the benefit of an indemnity is given shall be kept indemnified.

11.    CHANGE OF NAME

11.1 The Company shall, on or before the Completion Date, pass a special resolution to change its name from Recoil Pty Ltd to some other dissimilar name, not incorporating the word "Recoil".

11.2 Each of the Vendors, Mr Price and the U.S. Subsidiary covenants with the Purchaser and Kaynar that they shall not, after the Completion Date, use the name Recoil or any similar name in the conduct of any business of any of them or otherwise PROVIDED HOWEVER that the Company shall be entitled to use the name Recoil to designate its name until such time as the Australian Securities Commission has issued a certificate of change of name.

11.3   The Company covenants with the Purchaser that:

       (a)  The Company shall change its name in accordance with clause 11.1;

       (b) The Purchaser shall be entitled to use the name Recoil or any similar name as the name of the Purchaser; and

       (c) The Company shall, at its own expense, do all acts, matters and things required to be done by the Company to permit the Purchaser to change its name to Recoil or any similar name.

12.    RESTRAINT

12.1 For the purpose of protecting the Purchaser and Kaynar in respect of the goodwill associated with the Australian Business and the businesses of the Subsidiaries other than the U.S. Subsidiary and in consideration of the benefits to be derived from the sale by the Vendors of the Business Assets and of the agreement evidenced by this Agreement, each of the Vendors, Mr Price and the US Subsidiary ("the restricted party") covenants severally with the Purchaser and Kaynar for itself and as trustee and agent for the Subsidiaries other than the US Subsidiary that it shall not:

       (a)  For the period from the date of this Agreement specified below:

            (i) In the case of the Price Interests, the US Subsidiary and the Company, three (3) years; and

            (ii)  In the case of the Advent Group, one (1) year; and

       (b)  In the area specified below:

            (i)   Australia;

            (ii)  The European Union; and

            (iii) The United States of America,

       (either directly or indirectly) be concerned with or interested in any undertaking or business in competition with the Australian Business or in competition with the business of the Subsidiaries (other than the US Subsidiary) as at the Effective Date PROVIDED HOWEVER that this clause shall not prevent any restricted party from holding or being otherwise interested as principal in stocks, shares, units or securities of any company or trust ("securities"), which securities represent less than 10% in number of the securities on issue in any such company or trust and which securities are listed for quotation on any stock exchange.

12.2 During the period referred to in clause 12.1(a), the restricted parties shall not on their own account or for any other person:

       (a) Induce or attempt to induce any employee to leave the employment of the Purchaser, Kaynar or the Subsidiaries other than the US Subsidiary

       (b) Induce or attempt to induce any customer away from the Purchaser, Kaynar or the Subsidiaries other than the US Subsidiary; or

       (c) Induce or attempt to induce any supplier or financier away from the Purchaser, Kaynar or the Subsidiaries other than the US Subsidiary.

12.3   (a)  Each of the covenants contained in clause 12.1 is to be construed as a separate independent covenant severable from all other covenants contained in clause 12.1. If any of the covenants is found to be void, invalid or otherwise unenforceable, such unenforceability does not affect the validity or enforceability of any of the separate covenants.

       (b) It is intended by the parties that restraints contained in this clause operate to the maximum extent except that, if any of the prohibitions or restrictions is judged to go beyond what is reasonable in the circumstances, but would be judged reasonable if the period or area were reduced, then the prohibitions or restrictions apply with that period or area reduced by the minimum amount necessary.

       (c) The restricted party acknowledges that the duration, extent and application of the respective restrictions contained in this clause are not greater than is reasonably necessary for the protection of the interests of the Purchaser and the preservation of the goodwill acquired under this Agreement, but that, if such restriction is adduced by any court of competent jurisdiction to be void or unenforceable but would be valid if part of the wording of this clause was either or both deleted or the period was reduced, those restrictions apply with such modification as may be necessary to make this clause valid and effective.

       (d) In the event of any breach by the restricted party of its obligations under this clause then, in addition and without prejudice to any other remedy which the Purchaser may have, the Purchaser is entitled to seek and obtain injunctive relief in any court of competent jurisdiction.

13.    BOOK DEBTS

13.1 The Company and the Purchaser agree and acknowledge that from the Effective Date the Book Debts are the property of the Purchaser.

13.2 On or before the Effective Date, the Company shall compile a list of Book Debts as at the Effective Date detailing the name, address and amount owing in relation to each Book Debt and deliver to the Purchaser a copy of such list.

13.3 Any payment (including any part payment) with respect to any Book Debt received by the Company on or after the Effective Date shall be remitted, as soon as practicable, to the Purchaser.

13.4 Any monies collected by the Company or the Purchaser in respect of trading indebtedness from or on behalf of any debtor are to be first applied in satisfying the invoice against which the particular debtor makes payment or if no such invoice is nominated the collections are to be applied first in satisfying the debtor's account from whom such collection was received on a first-in first-out basis, save where a debt is in dispute.

13.5 The Vendors warrant to the Purchaser that the Purchaser will, within 180 days after the Completion Date, recover an amount equal to the total value of the Book Debts shown in the Accounts, less any provisions in the Accounts for bad and doubtful debts ("the warranted amount").

13.6 The Vendors indemnify the Purchaser in respect of any Loss by the Purchaser resulting from the failure by the Purchaser to recover the warranted amount within that 180 day period, and shall pay to the Purchaser within seven (7) days of receiving a written request therefor the amount of any such Loss.

13.7 Where the Vendors pay any amount in respect of any Book Debt under clause 13.6, the Purchaser shall assign the corresponding portion of that Book Debt to the Company within seven (7) days of receipt of that amount and it shall be the property of the Company.

13.8   The Purchaser covenants with the Vendors that the Purchaser shall:

       (a) Use its reasonable endeavours to collect all Book Debts within 180 days after the Completion Date; and

       (b) Comply with all reasonable requests of the Vendors to provide the Vendors with information relating to the collection of the Book Debts.

14.    RIGHTS AND OBLIGATIONS PENDING COMPLETION

14.1   From the date of this Agreement to the Completion Date the Vendors shall:

       (a) Ensure that the Australian Business and the businesses of the Subsidiaries other than the US Subsidiary is conducted in accordance with normal and prudent practice (having regard to the nature of the Australian Business and the businesses of the Subsidiaries other than the US Subsidiary);

       (b) Use their reasonable commercial endeavours to maintain the profitability and value of the Australian Business and the businesses of the Subsidiaries other than the US Subsidiary;

       (c) Use the Business Assets and the assets of the Subsidiaries other than the US Subsidiary with reasonable care;

       (d)  Not without the prior consent of the Purchaser:

            (i) Enter into any material contract or commitment or, other than in the ordinary course of operating the Australian Business and the businesses of the Subsidiaries other than the US Subsidiary, incur any material liabilities; or

            (ii) Hire or terminate the employment of any employee or alter the terms or conditions of employment of the Transferring Employees or any employees of the Subsidiaries other than the US Subsidiary;

       (e) Keep the Business Assets and the assets of the businesses of the Subsidiaries other than the US Subsidiary insured on a replacement basis and comply in all respects with the requirements of all insurance policies maintained in respect of the Business Assets and the assets of the businesses of the Subsidiaries other than the US Subsidiary; and

       (f) Consult with Kaynar on any matters which may have a material impact on the value or performance of the Australian Business and the businesses of the Subsidiaries other than the US Subsidiary.

14.2 The Vendors warrant to the Purchaser that the Australian Business and the businesses of the Subsidiaries other than the US Subsidiary have been conducted in accordance with paragraph (a), (b), (c) and (e) of clause 14.1 from 31 December 1995 to the Effective Date.

15.    KAYNAR GUARANTEE AND INDEMNITY

15.1 Kaynar, unconditionally and irrevocably, guarantees to the Vendors the due and punctual performance of the Purchaser's obligations under this Agreement (including any indemnities given in favour of the Vendors).

15.2 As a separate and independent principal obligation, Kaynar indemnifies and holds the Vendors harmless from and against all Loss incurred or suffered by the Vendors, and all Claims made against the Vendors as a result of default by the Purchaser in the performance of any such obligation.

15.3   This guarantee and indemnity:

       (a)  Applies:

            (i) To the present and future obligations of the Purchaser under this Agreement;

           (ii) To this Agreement as amended, supplemented, renewed or replaced; and

          (iii) Regardless of whether Kaynar is aware of, or has consented to, or is given notice of, any amendment, supplement, renewal or replacement of any agreement to which the Vendors and the Purchaser are a party or the occurrence of any other thing; and

       (b) Is not affected, nor are the obligations of Kaynar under this Agreement released or discharged or otherwise affected, by anything which, but for this provision, must have that effect,

       and the obligations of the Purchaser hereunder extend to any change in the obligations of the Purchaser as a result of any amendment, supplement, renewal or replacement of this Agreement or the occurrence of any other thing.

15.4 If any payment, conveyance, transfer or other transaction relating to, or affecting, any obligation of the Purchaser under this Agreement is:

       (a) Void, voidable or unenforceable under any law relating to bankruptcy, liquidation or protection of creditors in whole or in part; or

       (b) Is claimed to be void, voidable or unenforceable under any law relating to bankruptcy, liquidation or protection of creditors, and that claim is upheld, conceded or compromised in whole or in part, the liability of Kaynar under this guarantee and indemnity is the same as if:

    (c) The payment, transaction, conveyance or transfer or the void, voidable or unenforceable part of it; and

    (d) Any release, settlement or discharge made in reliance on anything referred to in paragraph (c),

     had not been made, and Kaynar must immediately take all action and sign all documents reasonably necessary or reasonably required by the Vendors to restore to them the benefit of this guarantee and indemnity.

15.5 This guarantee and indemnity is:

    (a) A principal obligation and is not to be treated as ancillary or collateral to any other right or obligation; and

    (b) Independent of, and not in substitution for or affected by, any other collateral security which the Vendors may hold in respect of the obligations of the Purchaser under this Agreement or any other person, except that no Claim may be brought under this guarantee and indemnity unless a written notice of claim in respect of the matter concerned has been given to the Purchaser and the Claim remains unsatisfied seven (7) Business Days after the giving of that notice.

15.6 This guarantee and indemnity is a continuing obligation of Kaynar despite any settlement of account among the Vendors and any account debtor, and remains in full force and effect until:

    (a) The obligations of the Purchaser under this Agreement have been performed; or

    (b) This guarantee and indemnity has been fully discharged by the Purchaser.

15.7 The parties acknowledge and agree that all amounts paid, whether under this clause 15 or as provided elsewhere in this Agreement (other than clause 3.5), shall not exceed the difference between $13,700,000 and the US Purchase Price.

16.  WARRANTIES

16.1 Subject to this Agreement, the Vendors warrant and represent to the Purchaser and Kaynar the matters set out in the Schedule 11 ("the warranties"). The Vendors acknowledge that Kaynar and the Purchaser enter into this Agreement in full reliance on the warranties and that the warranties have been made with the intention of inducing Kaynar and the Purchaser to enter into this Agreement.

16.2 The Vendors warrant and represent to the Purchaser and Kaynar that the warranties are true, complete and accurate and not misleading in any way.

16.3 The Vendors shall not be liable for any inaccuracy or breach of any of the warranties, or any representation made elsewhere in this Agreement, if the inaccuracy or breach or the facts giving rise to the inaccuracy or breach is or are actually known to the Purchaser or Kaynar as a result of any of the:

    (a) Due diligence investigation undertaken by the Purchaser or Kaynar prior to the date of this Agreement; or

    (b)  Material:

         (i) Made available to the Purchaser or Kaynar by the Vendors listed in Schedule 12; or

         (ii) Notified to the Purchaser or Kaynar in writing after the date of this Agreement, PROVIDED HOWEVER THAT in the case of sub-paragraph (ii) of paragraph (b), the Purchaser and Kaynar shall be entitled to treat the notification as making it aware of a matter which, for the purposes of clause 16.4, arises after the date of this Agreement and is inconsistent with a warranty or representation made elsewhere in this Agreement by the Vendors, and the Purchaser and Kaynar shall be entitled to the rights given by that clause 16.4.

16.4 If:

    (a) The Vendors, the Purchaser or Kaynar become aware before the Completion Date of a matter which arises after the date of this Agreement and is inconsistent with any of the warranties or any representation made elsewhere in this Agreement, it must immediately notify the other of them in writing of the matter;

    (b) The matter is such as to have a fundamental and adverse impact on the Australian Business and prospects taken as a whole, then the Vendors, Kaynar and the Purchaser must negotiate in good faith to resolve the issue and, failing an outcome of the negotiations satisfactory to both parties, any of them are entitled to rescind this Agreement by giving written notice to the other of them within five (5) Business Days of becoming aware of the matter, provided that completion has not already occurred; and

    (c) This Agreement is not rescinded pursuant to paragraph (b) of this clause, then the parties must proceed to completion and the Purchaser and Kaynar must not bring any Claim against the Vendors in respect of any matter referred to in paragraph (a), provided that this exclusion does not apply:

         (i) If and to the extent that the matter giving rise to the Claim was caused by the negligence or wilful default of the Vendors in their management of the Australian Business after the date of this Agreement; or

         (ii) If the matter is such as to have a fundamental and adverse impact upon the Australian Business and its prospects taken as a whole and the Purchaser and Kaynar were not aware of such matter before completion.

16.5 The Vendors shall not be liable to the Purchaser or Kaynar for any Claim in respect of any breach of the warranties where either or both:

    (a) The Claim is not agreed, compromised or settled, or the Purchaser or Kaynar has not issued and served legal proceedings against the relevant Vendors within one year of the Completion Date; or

    (b) The amount of the liability for all Vendors in aggregate in respect of all Claims is more than the difference between $13,700,000 and the US Purchase Price.

16.6 Each of the warranties is given as of the date of this Agreement and the Completion Date and subject to this Agreement.

16.7 The warranties are taken to be complete immediately before completion with respect to the facts then existing.

16.8 Subject to clause 16.5, the Vendors covenant to indemnify and keep indemnified the Purchaser and Kaynar against all liabilities which may be incurred by the Purchaser as a result (directly or indirectly) of a breach of any of the warranties.

16.9 Notwithstanding any other provision of this Agreement to the contrary, neither the Purchaser nor Kaynar shall bring any action under this Agreement, other than clauses 11.2, 12 and 20.5 in respect of any Claim or Loss relating to any indemnity, warranty, representation or covenant made or given to them by the other parties to this Agreement ("the warranty claims") unless the aggregate amount of the warranty claims exceeds $100,000, and the other parties shall only be liable to the Purchaser or Kaynar in respect of the warranty claims to the extent that the warranty claims exceed $100,000.

17.   SUPERANNUATION

17.1 The Vendors covenant that the Transferring Employees are members of the Superannuation Funds, and no other superannuation funds and that the Purchaser shall become the nominated employer under the Superannuation Funds for those Transferring Employees who accept employment with the Purchaser in accordance with this Agreement.

17.2 The Vendors covenant with the Purchaser that the Company has complied with its superannuation requirements under the Superannuation Industry Supervision Act and indemnifies and holds harmless the Purchaser from all Claims and Loss brought or made against the Purchaser in relation to such matters arising prior to the Effective Date.

17.3 The Vendors shall use their reasonable endeavours to assist the Purchaser in becoming a nominated employer under the Super Funds.

18.   ACCESS TO BUSINESS RECORDS

18.1 On and from the Completion Date, the Purchaser shall provide the Company with access to the Business Records, and to all other the documents and records of the Australian Business, and permit them to take copies thereof for the purposes of enabling them to complete any taxation or other statutory return, and for all other reasonable commercial purposes.

19.   JOINT AND SEVERAL LIABILITY

      The obligations and liability of each of the Vendors and Mr Price under this Agreement are joint and several except in the case of the obligations and liability of each of the Vendors and Mr Price arising under clauses 11, 12, and 20, which shall be several only.

20.   CONFIDENTIALITY

20.1 No announcement or communication concerning these terms or conditions of this Agreement shall be made or authorised by any of the parties to this Agreement before the Completion Date without the prior written consent of the other parties, except as permitted by this clause 20.

20.2  A party may disclose anything in respect of this Agreement as required:

      (a)  By applicable law; or

      (b) By any recognised stock exchange on which its shares, or shares of any related body corporate, are listed for quotation,

      but to the extent possible, it shall consult with the other parties before making the disclosure.

20.3 A party may disclose anything in respect of this Agreement to the officers, employees and professional advisers of that party and of its related bodies corporate, but it must use all reasonable endeavours to ensure the matters disclosed are kept confidential.

20.4 If this Agreement is rescinded or terminated, the Purchaser and Kaynar covenant with the Vendors to:

      (a) Cease using all information and documents provided to it by the Vendors in relation to this Agreement;

      (b) Return that information and those documents and all copies to the Vendors; and

      (c) Keep that information and those documents confidential and not disclose them to any person.

20.5 The Vendors and Mr Price covenant with the Purchaser not to use or disclose any confidential information of the Company.

      In this clause 20.5 "confidential information of the Company" means information of every kind concerning or in any way relating to customers, business transactions, records, financial affairs, trade secrets, technical information, processes, all inventions and know-how used in connection with the Australian Business other than information which is in the public domain.

21.   MOREN LITIGATION

21.1 Subject to clause 21.2 the Purchaser covenants to indemnify and hold harmless the Company for and in respect of all Claims, Losses and costs and expenses incurred by the Company in connection with complying with clause 21.2.

21.2  The Company covenants with the Purchaser to:

      (a) Continue to conduct the litigation commenced by the Company in the Supreme Court proceeding no 7750 of

           1995 against Mr Christopher Moren ("the Moren Litigation") in accordance with the instructions given to the Company by the Purchaser from time to time;

      (b) Not settle or compromise the Moren Litigation without the consent of the Purchaser; and

      (c) Not incur any expense in the conduct of the Moren Litigation without the consent of the Purchaser unless it is incurred as a result of an order of the Supreme Court.

21.3 The Company covenants that in respect of any monetary or other benefit received by the Company in relation to the Moren Litigation, to account to the Purchaser for that benefit after deducting any Loss, Claim, cost or expense relating to the Moren Litigation incurred by the Company in accordance with clause 21.2 or ordered by the Supreme Court.

22.   GENERAL

22.1 This Agreement is governed by and shall be construed in accordance with the laws in force in Victoria and the parties submit to the jurisdiction of the courts of that state including all courts of appeal.

22.2 All representations, warranties, covenants and agreements made herein shall survive any investigation made and shall survive completion.

22.3 Except as otherwise expressly provided, the provisions of this Agreement shall enure to the benefit of and be binding upon the successors, heirs, executors and administrators of the parties hereto.

22.4 Neither this Agreement nor any term thereof may be amended, waived, discharged or terminated except by written instrument signed by each of the parties hereto.

22.5 No party may assign its rights or obligations under this Agreement to any person without the written consent of the other parties, which consent shall not be unreasonably withheld PROVIDED HOWEVER that Kaynar and the Purchaser may assign and transfer to General Electric Capital Corporation or any other provider of financing to either of them (collectively, the "Financier") all of such person's rights and remedies under and with respect to this Agreement and any agreements, documents or instruments executed in connection with this Agreement, including, without limitation, its rights to any and all amounts payable to Kaynar and the Purchaser under this Agreement, and each of the other parties to this Agreement hereby consents to such assignment and transfer and agrees to execute and deliver to any such Financier confirmation thereof.

22.6 The parties shall each bear their own costs and expenses including legal fees in connection with the negotiation and preparation of this Agreement.

22.7 This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

22.8 This Agreement shall be read and construed subject to all applicable laws and shall have effect only to the extent permitted thereby. If, but for this clause, any provision of this Agreement would be unenforceable, voidable or void it shall be read and construed in such manner as will preclude it from so being to the intent that such provision shall be read and construed so as to be valid and enforceable to the greatest extent possible. Each provision may be so read and construed (or deleted if necessary) regardless of the effect which that may have on the provision in question or any other provision or the Agreement as a whole.

22.9 Subject to clause 22.15, time shall be of the essence of this Agreement in all respects and no extension or variation thereof shall operate as a waiver of this provision.

22.10 Each party hereby covenants with the other to do all acts, matters and things, including, without limitation, executing or signing agreements, deeds or other matters which are required to be done in order to give full effect to the provisions of this Agreement and the transactions contemplated herein.

22.11 Without prejudice to any rights any party may have under this Agreement, each party agrees to pay to the others on demand interest calculated at the rate of two percent (2%) above the BBB Rate on any money which is not paid by the party to any other party when payable, which interest paid shall accrue daily from the date due for payment, until paid.

22.12 Any notice, demand or other communication required to be given or made hereunder shall, unless otherwise expressly provided, be in writing and be deemed duly given or made if delivered or sent by prepaid mail or by facsimile communication as follows:

       (a)  To the Vendors,          If delivered or sent by
            Mr Price and the         prepaid mail, the address
            US Subsidiary at:        set out at the beginning of
                                     this Agreement;

                                     If by facsimile, to
                                     61 3 9700561

       (b)  To the Purchaser at:     If delivered or sent by prepaid mail, the
                                     address set out the beginning of this
                                     Agreement;

                                     If by facsimile, to
                                     0011 1 714 680 3153

       (c)  To Kaynar at:            If delivered or sent by prepaid mail, the
                                     address set out at the beginning of this Agreement;

                                     If by facsimile, to
                                     0011 1 714 680 3153

       or such other address as may be notified by any party to the other and where served by post shall be deemed served on the tenth Business Day following its posting.

22.13 Where, by virtue of the provisions of this Agreement, the day on which any act, matter or thing is to be done is not a Business Day in the place in which the act, matter or thing is to be done, such act, matter or thing shall be done on the next succeeding Business Day.

22.14 The Purchaser shall pay all stamp duty and other similar charges relating to the purchase by the Purchaser of the Business Assets under this Agreement.

22.15  (a) If any party defaults under this Agreement, no party not in default shall be entitled to exercise any of its rights arising out of the default other than its right to sue for money then owing until it has served the defaulting party with a written notice specifying the default and its intention to exercise its rights unless the default is remedied and the proper legal costs caused by the default and any interest demanded are all paid within five (5) Business Days of service of the notice or such longer period as may be specified, and the defaulting party fails to comply with the notice.

       (b) If the notice given pursuant to paragraph (a) also states that unless the default is remedied within the period set out in the notice, the Agreement will be rescinded pursuant to this clause then, if the default is not so remedied the Agreement shall thereupon be rescinded.

       (c)  The provisions of this clauses 22.15 are subject to clause 16.3.

22.16 Each schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although schedules need not be attached to each copy of this Agreement. This Agreement, together with such schedules and exhibits, and in combination with the US Asset Sale Agreement and the schedules and exhibits thereto, a letter dated 19 July 1996 from Kaynar to Mr Brian Ball regarding the payment of European lawyers' costs and a letter dated 25 July 1996 from Arthur Andersen regarding the audit of the Company constitutes the entire agreement among the parties pertaining to the purchase and sale of the Business Assets and the US Business Assets and supersedes all prior understandings, including, but not limited to, the preliminary agreement dated 15 March 1996 between the Company, Kaynar, Mr Price, Lenarde and the Advent Group.
       If there is any inconsistency between this Agreement and the US Asset Sale Agreement with respect to the sale of the Business Assets under this Agreement, then the provisions of this Agreement will prevail.

23.    ENVIRONMENTAL REPORT

23.1 The Purchaser and Kaynar shall use their best endeavours to procure Rust PPK Pty. Ltd. (ACN 058 381 507) to issue to the Vendors in their names a limited phase two environmental site assessment by the Company's premises at 20 Stamford Road, Oakleigh, Victoria, prepared by Rust PPK Pty. Ltd. (in this clause 23, "the Environmental Report").

23.2 In the event that the Environmental Report is not issued to the Vendors in accordance with clause 23.1, the Purchaser and Kaynar will render every assistance to the Vendors should they wish to commission a report similar to the Environmental Report, including giving the Vendors, their agents or any person engaged by the Vendors to prepare the report access to the premises at 20 Stamford Road, Oakleigh, Victoria.

IN WITNESS WHEREOF the parties hereto have executed this Agreement the day and year first hereinbefore written.

SIGNED for and on behalf of      )
RECOIL PTY LTD ACN 006 664 731   )        /s/ Brian F. Ball
by BRIAN F. BALL in the          ) . . . . . . . . . . . . . . . . . . .
presence of:                     )



     /s/ illegible
 . . . . . . . . . . . . . . . .   Witness


SIGNED for and on behalf of      )
RECOIL PTY LTD by BRIAN F. BALL  )        /s/ Brian F. Ball
in the presence of:              ) . . . . . . . . . . . . . . . . . . .



     /s/ illegible
 . . . . . . . . . . . . . . . .   Witness



SIGNED for and on behalf of      )
RECOIL PTY LTD ACN 006 509 708   )        /s/ Brian F. Ball
by BRIAN F. BALL in              ) . . . . . . . . . . . . . . . . . . .
the presence of:


     /s/ illegible
 . . . . . . . . . . . . . . . .   Witness



SIGNED for and on behalf of      )
AUSTRALIAN PACIFIC TECHNOLOGY    )       /s/ Brian F. Ball
LIMITED ACN 006 212 764          ) . . . . . . . . . . . . . . . . . . .
by BRIAN F. BALL                 )
in the presence of:              )

     /s/ illegible
 . . . . . . . . . . . . . . . .   Witness

SIGNED for and on behalf of      )
WESTERN PACIFIC INVESTMENT       )        /s/ Brian F. Ball
COMPANY LIMITED                  ) . . . . . . . . . . . . . . . . . . .
ACN 006 254 502                  )
BY BRIAN F. BALL                 )
in the presence of:              )



     /s/ illegible
 . . . . . . . . . . . . . . . .   Witness


SIGNED by Mr. B. PRICE in the    )        /s/ Bruce Price
presence of:                     ) . . . . . . . . . . . . . . . . . . .



     /s/ illegible
 . . . . . . . . . . . . . . . .   Witness



SIGNED for and on behalf of B.   )
PRICE HOLDINGS PTY LTD ACN 073   )        /s/ Bruce Price
779 352 by BRUCE PRICE           )
in the presence of:              )

     /s/ illegible
 . . . . . . . . . . . . . . . .   Witness



SIGNED for and on behalf of      )
LEANARDE PTY LTD ACN 005 846 597 )        /s/ Bruce Price
By BRUCE PRICE                   )
in the presence of:              )



     /s/ illegible
 . . . . . . . . . . . . . . . .   Witness



SIGNED for and on behalf of     )
KAYNAR TECHNOLOGIES INC. by     )         /s/ Tom Rowan
THOMAS JOSEPH ROWAN in the      )
presence of:                    )



     /s/ illegible
 . . . . . . . . . . . . . . . .   Witness

SIGNED for and on behalf of RCL )
PTY ACN 073 750 428 by          )      /s/ Tom Rowan
THOMAS JOSEPH ROWAN             )
in the presence of:             )



     /s/ illegible
 . . . . . . . . . . . . . . .     Witness